ASI Aviation, Inc.

8521 Leesburg Pike, Suite 175

Vienna, VA 22182

March 13, 2016

Dr. Carl Jacobsen

4535 32nd Street, NW

Washington, D.C. 20008

Re: Offer of Engagement, Vice President - Administration

Dear Dr. Jacobsen:

ASI Aviation, Inc. (ASI) is pleased to offer you the position of Vice President - Administration effective March 1, 2016. In this position, your duties and responsibilities will encompass drafting and reviewing company contracts and other agreements, the legal and grammatical review of all public documents of the company and liaisoning with outside counsel.

You will be compensated at the rate of $50.00 per hour as an independent contractor through ASI’s semi-monthly payroll cycle starting with the commencement of Pre-IPO funding date expected in March/April 2016 time frame. Initially you will be expected to work four (4) hours per week or as required, subject to increase by approval from the Board. Your compensation will be reviewed after six (6) months and will be subject to obtaining investment capital by the Company and the financial condition of the Company. You will need to complete and return the attached W-9 prior to presenting an invoice for your work.

You will be required to sign a non-compete, non-solicitation of client employee and confidentiality agreement with ASI. As an independent contractor you will be allowed to engage in other consultancies so long as the Company is informed and there is no conflict of interest regarding client identified solicitations.

ASI envisions this as an opportunity for you to participate in the development of dynamic business growth of the Company where your capabilities and experience will be applied to our mutual benefit.

Please acknowledge your acceptance of this offer with ASI in accordance with the terms set forth in this letter, by signing and dating below and returning to us the original copy of this letter. You are advised to keep a copy for your file.

Sincerely yours,

/s/ Danette Penenburgh

Danette Penenburgh

Director, Contracts Administration & Human Resources

Acceptance: /s/ L. Carl Jacobsen Date: March 14, 2016

cc: HR File

B.B. Sahay